VIAVI SOLUTIONS INC.
EMPLOYEE STOCK PURCHASE PLAN
(Restated effective as of November 8, 2023)

I.PURPOSE

The Viavi Solutions Inc. Employee Stock Purchase Plan is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”) for Participants in the United States. In addition, this Plan authorizes grants of purchase rights that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code (“Non-423 Grants”). Except as otherwise provided in the Plan or determined by the Plan Administrator, the Non-423 Grants will operate and be administered in the same manner as grants of purchase rights under Section 423 of the Code. On November 8, 2023 (the “Restatement Effective Date”), the Plan was amended and restated, and the Plan, as amended and restated will be effective for Purchase Periods made under the Plan commencing on or after the Restatement Effective Date.

II.DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

Compensation means a Participant’s regular and recurring straight time gross earnings, plus payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other similar incentive compensation but excluding all of the following: profit sharing contributions, the cost of employee benefits paid for by the Company or any Corporate Affiliate, education or tuition reimbursements, imputed income (whether or not arising under any Company or Corporate Affiliate group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a Corporate Affiliate under any employee benefit plan, and other similar items of compensation.

Board means the Board of Directors of the Company.

Company means Viavi Solutions Inc., a Delaware corporation, and any corporate successor.

Corporate Affiliate means any company which is, or in the future becomes, either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code).

Employee means any person who (i) is a common law employee of the Company or a Participating Company and (ii) is regularly engaged, for a period of 20 hours or more per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company. For purposes of the Plan, a person’s employment with the Company or a Participating Company terminates, and the person ceases to be an Employee on the date on which such person ceases to provide continuous active service to the Company or Participating Company. In jurisdictions requiring notice in advance of an effective termination of an employee’s employment or garden leave, an employee’s continuous active service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or a Participating Company, notwithstanding any required notice period that must be fulfilled or pay in lieu of notice or severance pay that must be provided before a termination as an employee can otherwise become effective under applicable laws, regardless of whether such notice has been fulfilled or pay in lieu of notice or severance pay has been provided. Further, and notwithstanding anything else in the Plan, a person’s employment with the Company or a Participating Company terminates, and the person ceases to be an Employee on the date that he or she is notified that his or her employment is terminated for cause or for just cause. If a Participant transfers employment from the Company or any Participating Company in the United States to any Participating Company outside the United States, such transfer shall not be treated as a termination of employment and the person shall continue to be an Employee, but the Participant shall immediately cease to participate in the Purchase Period applicable to Employees in the United States; however, any contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Purchase Period applicable to the Participating Company in which the Participant is now employed, and such Participant shall immediately join the then-current Purchase Period applicable to such Participating Company. A participant who transfers employment from any Participating Company that is outside the United States to the Company or Participating Company in the United States shall remain a Participant in their current Purchase Period until the earlier of (i) the end of the current Purchase Period, or (ii) the commencement date of the first Purchase Period in which the participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Plan Administrator may establish different rules to govern transfers of employment between Participating Companies, consistent with the applicable requirements of Section 423 of the Code. The Company or Corporate Affiliate will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law. If a Participant transfers employment from the Company or any Participating Company to a Corporate Affiliate that is not a Participating Company, the Participant shall immediately cease to participate in the Purchase Period and the payroll deductions which the Participant made during that Purchase Period with respect to the Participant’s purchase right shall be promptly refunded without interest. The terms “termination of employment” or “cessation of Employee status” or similar terms have meaning corresponding to this definition of “Employee.”

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Participant means any Employee of a Participating Company who is actively participating in the Plan.

Participating Company means the Company and such Corporate Affiliates as may be designated from time to time by the Board.

Plan means this Viavi Solutions Inc. Employee Stock Purchase Plan.

Plan Administrator means either the Board or a committee of the Board that is responsible for administration of the Plan.

Purchase Period means each six-month period commencing on (1) any February 1 and ending on the subsequent July 31, or (2) commencing on August 1 and ending on the subsequent January 31; provided, however, that the Plan Administrator may establish prior to the commencement of any Purchase Period, a different duration for one or more Purchase Periods or different commencing or ending dates for such Purchase Periods pursuant to Section X. If the first day of a Purchase Period is not a Trading Day, then the next subsequent Trading Day will be deemed the first day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period. If the last day of a Purchase Period is not a Trading Day, the immediately preceding Trading Day will be deemed the last day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period.

Stock means shares of the common stock of the Company.

Trading Day means a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading.

III.ADMINISTRATION

The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by applicable law, be final and binding upon all persons. Notwithstanding any provision to the contrary in this Plan, and, with respect to Participants in the United States, to the extent permissible under Section 423 of the Code and proposed or final Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.
The Plan Administrator may also adopt rules, procedures or sub-plans applicable to particular Corporate Affiliates or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, rights granted under such sub-plan shall not be considered to comply with Section 423 of the Code.

IV.PURCHASE PERIODS

(a)Stock shall be offered for purchase under the Plan through a series of Purchase Periods established by the Plan Administrator until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated, discontinued, or suspended in accordance with Article X or Article XI.

(b)The Participant shall be granted a separate purchase right for each Purchase Period in which he/she participates. The purchase right shall be granted on the first day of the Purchase Period and shall be automatically exercised on the last day of such Purchase Period provided such purchase right remains outstanding on such date.

(c)The acquisition of Stock through participation in the Plan for any Purchase Period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent Purchase Period, subject to the limitations of Sections V, VII, and VIII hereof.

(d)Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. In addition, the terms of a Purchase Period under this Plan, or the rights of an Employee under a Purchase Period, may be modified to the extent required by applicable law.

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V.ELIGIBILITY AND PARTICIPATION

(a)Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first Purchase Period following the Employee’s commencement of service with the Company or any Corporate Affiliate.
(b)In order to participate in the Plan for a particular Purchase Period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (or its designate), which may include electronic enrollment, and submit such forms with the Plan Administrator (or its designate) prior to the commencement date of the Purchase Period.

(c)Contributions may be made only by way of payroll deductions unless specified in election materials or otherwise determined by the Company in its sole discretion. Each Participant shall, at the time of such enrollment, authorize a payroll deduction from the Participant’s Compensation to be made as of any future payroll period. The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of Compensation paid to the Participant during the relevant Purchase Period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire Purchase Period unless the Participant shall, prior to the end of the Purchase Period for which the purchase right is in effect, reduce the rate by submitting the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the submission of such form. Each Participant shall be permitted such a rate reduction only one (1) time in each Purchase Period, unless the Plan Administrator determines otherwise pursuant to Section X. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the Participant shall, prior to the commencement of any subsequent Purchase Period, designate a different rate (up to the 10% maximum) by submitting the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first Purchase Period commencing after the submission of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below.

(d)With respect to Participants who are not United States residents, the amount deducted for each such Participant shall be deducted from the Participant’s salary in the currency in which such Participant is compensated and shall be converted to United States dollars by using the United States buying rate as reported by Bloomberg for the purchase of United States dollars with such currency on the day Stock is purchased for the Participant’s account.

VI.STOCK SUBJECT TO PLAN

(a)The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. As of the Restatement Effective Date, 7,218,322 shares of Stock will be available for issuance under the Plan, subject to adjustment under Section VI(b). With respect to any amendment to increase the total number of shares of Stock under the Plan, the Plan Administrator shall have discretion to disallow the purchase of any increased shares of Stock for the Purchase Period in existence at the time of such increase. If the Plan Administrator determines that on a given purchase date the number of shares with respect to which purchase rights are to be exercised may exceed the number of shares then available for sale under the Plan, the Plan Administrator may make a pro-rata allocation of the shares remaining available for purchase on such purchase date in as uniform a manner as shall be practicable and as it shall determine to be equitable and continue such Purchase Period. Any amount remaining in a Participant’s payroll account following such pro- rata allocation shall be promptly refunded to the Participant without interest and shall not be carried over to any future Purchase Period.

(b)In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.

VII.PURCHASE RIGHTS

An Employee who participates in the Plan for a particular Purchase Period shall have the right to purchase Stock on the purchase date for such Purchase Period upon the terms and conditions set forth below and shall execute enrollment forms embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator (or its designate) may deem advisable.

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(a)Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised; provided, however, that the Plan Administrator may increase such purchase price per share prior to the commencement of any Purchase Period. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share (or the closing bid, if no sales are reported on such date), as officially quoted on any established stock exchange or a national market system on the date of determination (or, if no closing selling price or closing bid was reported on that date, as applicable, on the last Trading Day such closing selling price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable.

(b)Number of Purchasable Shares. The number of shares purchasable by a Participant on a purchase date for a Purchase Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period, together with any amount carried over from the prior Purchase Period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed 4,000 shares (subject to adjustment under Section VI(b)).

Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options, stock awards or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

(c)Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Purchase Period and shall terminate with the pay day ending with or immediately prior to the last day of the Purchase Period, except as otherwise provided in any applicable sick leave, military leave, or any other leave of absence policy maintained by the Company or a Corporate Affiliate. The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account, except as required by applicable law. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purpose, except as prohibited by applicable law s.

(d)Termination of Purchase Rights.

(i)A Participant may, no less than five (5) business days prior to any purchase date, terminate his/her outstanding purchase right under the Plan by submitting the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right without interest, and no further amounts will be collected from the Participant with respect to such terminated right.

(ii)The termination shall be irrevocable with respect to the particular Purchase Period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely submission of a new enrollment form if the Participant wishes to resume participation in a subsequent Purchase Period.

(e)Termination of Employment. If a Participant ceases to be an Employee during any Purchase Period for any reason, including but not limited to, death or permanent disability, then the Participant’s outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such Purchase Period shall be promptly refunded without interest. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status. However, for purposes of this section and subject to applicable law, a Participant will not cease to be an Employee for purposes of the Plan in the case of sick leave, military leave, or any other leave of absence approved by the Company or a Corporate Affiliate; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(f)Stock Purchase. Outstanding purchase rights shall be automatically exercised as provided in Section IV(b). The exercise shall be effected by applying the amount credited to the Participant’s account on the last date of the Purchase Period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant’s account after such exercise representing a fractional share of Stock shall be held for the purchase of Stock on the next purchase date; provided, however, that any other amount not applied to the purchase of Stock at the end of a Purchase Period shall be refunded without interest promptly after the close of the Purchase Period, including any amount not applied to the purchase of stock by reason by the Section VII(b) or the Section VIII limitations on the maximum number of purchasable shares.

(g)Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

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(h)Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.

(i)Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation (or such other time, as determined by the Plan Administrator) determined by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b) and Section VIII.

VIII.ACCRUAL LIMITATIONS

(a)No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

(b)For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i)The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable during the calendar year as provided in Section IV(b).

(ii)No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.

(iii)If by reason of the Section VIII(a) limitations, the Participant’s outstanding purchase right does not accrue for any Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded without interest.

(c)In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.STATUS OF PLAN UNDER FEDERAL TAX LAWS

(a)The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code for Participants in the United States. However, the Plan Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Section 423 of the Code.

(b)To the extent required by law, the Company’s obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment and similar non-United States tax withholding requirements.

X.AMENDMENT AND TERMINATION

(a)The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the Purchase Period in which such action is authorized. To the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)The Plan Administrator shall have the right to terminate the Plan immediately following the end of a Purchase Period. Should the Company elect to exercise its right to terminate the Plan, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.

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(c)The Plan Administrator shall have the right to amend Purchase Periods and determine the terms of new Purchase Periods (including, but not limited to (i) the length of such Purchase Periods, provided that no such Purchase Period shall be more than 27 months, (ii) whether such Purchase Periods will include one or more embedded Purchase Periods and/or (iii) whether such Purchase Periods will have an automatic restart or reset provision), provide for overlapping Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than United States dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable, which are consistent with the Plan and permitted or required by applicable law.

XI.GENERAL PROVISIONS

(a)The Plan shall terminate upon the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, unless terminated sooner under Section X.

(b)All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

(c)Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause, subject to applicable law. Termination of the Plan, or of a person’s status as an Employee or a Participant under the Plan, shall not constitute a constructive dismissal of the Participant’s employment with the Company or a Participating Company. Further, no person shall have any rights or entitlement under the Plan after such person has ceased to be an Employee for purposes of the Plan or a Participant in the Plan.

(d)Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

(e)Documents in English. The Plan documents are in English, and if the Participant resides in a location other than Quebec, Canada and requires a translation of the documents into a language other than English, Participant will be responsible for arranging for accurate translations. If Participant resides in Quebec, Canada, a French translation of this Agreement is available upon request. If the documents are translated into a language other than English and if the translated versions are different front the English versions, the English versions will take precedence.

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Exhibit for Participants Outside the United States
This Exhibit includes additional terms and conditions that govern your participation in the Viavi Solutions Inc. Employee Stock Purchase Plan (the “ESPP” or the “Plan”) if you work or reside outside the United States, including, if applicable, in one of the countries listed below. This Exhibit also includes other information that could impact your participation in the Plan. Such terms and conditions and disclosures may also apply, as from the date of grant, if you move to or otherwise are or become subject to applicable laws or Company policies of a specified country. Capitalized terms not defined herein shall have the meanings set forth in the Plan, and/or the enrollment form. This Exhibit forms part of your enrollment form and should be read in conjunction with the Plan. By participating in the ESPP, you agree to the terms and conditions of this ESPP Exhibit, the enrollment form, and the Plan.
This Exhibit is based on the securities, foreign exchange, and other laws in effect as of August 2023. However, such laws are often complex and change frequently and may be out of date at the time that Stock is purchased under the Plan or when you sell Stock acquired under the Plan or otherwise take any action in relation to the Plan. In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result or make any recommendation regarding the ESPP. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation prior to taking any action in relation to the Plan.
ADDITIONAL PROVISIONS APPLICABLE TO ALL PARTICIPANTS
Securities Law Notice. Unless otherwise noted, neither the Company nor the Stock are registered with any stock exchange outside the United States. The enrollment form (of which this Exhibit is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.
Foreign Exchange Restrictions. Unless otherwise permitted by the Company, any cross-border cash remittance made to transfer proceeds received upon the sale of Stock must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such entity certain information regarding the transaction. Moreover, you understand and agree that the future value of the underlying Stock is unknown and cannot be predicted with certainty and may decrease in value, even below the Purchase Price. Neither the Company nor any Corporate Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Corporate Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of your ESPP participation (or the calculation of income or any taxes or other amounts under the ESPP).

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Taxes. Your participation in the Plan may be subject to taxes, tax withholdings, social contributions, required deductions or other payments, if any (“Tax-Related Items”) that may arise upon the offer of purchase rights; the purchase, ownership or disposition of Stock; the receipt of dividends (if any); or otherwise in connection with the ESPP or the Stock. As a condition to your enrollment in the Plan and the purchase of any Stock on your behalf under the Plan, you agree to make adequate provision for, and indemnify the Company and any Corporate Affiliate for, any such Tax-Related Items, whether by withholding (from payroll or any payment of any kind otherwise due to you), direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or any Corporate Affiliate takes with respect to any or all applicable Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed any amount actually withheld by the Company or any Corporate Affiliate. You also acknowledge and agree that you are responsible for filing all relevant documentation that may be required in relation to your ESPP participation and any Stock purchased, pursuant to applicable laws, such as but not limited to personal income tax returns or reporting statements in relation to the purchase of Stock, the holding of Stock or any bank or brokerage account, the subsequent sale of Stock, and the receipt of any dividends. You further acknowledge that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the ESPP to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You also understand that Applicable Laws may require varying share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required under Applicable Laws. Further, if you become subject to tax or any other required payments in more than one jurisdiction, you acknowledge that the Company or any Corporate Affiliate may be required to withhold or account for such amounts in more than one jurisdiction.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data (as defined below) by and among, as applicable, the Company, and any Corporate Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing your participation in the Plan. You understand that refusal or withdrawal of consent will affect your ability to participate in the Plan; without providing consent, you will not be able to participate in the Plan or realize benefits (if any) from the Plan. You understand that the Company and any Corporate Affiliate or designated third parties may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Corporate Affiliate, and details of all Stock purchased, canceled, or outstanding in your favor (“Personal Data”). You understand that Personal Data may be transferred to any Corporate Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Corporate Affiliate that is your employer and its payroll provider.
You should also refer to the Viavi Solutions Inc. Global Privacy Policy (which is available to you separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of your Personal Data.
Communications. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan, Stock, or any other Company-related documents by electronic means. By enrolling in the ESPP, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent you have been provided with a copy of this Exhibit, the enrollment agreement, the Plan, or any other documents relating to the ESPP in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

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No Acquired Rights. By enrolling in the ESPP, you hereby acknowledge that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. The grant of the ESPP is voluntary and occasional and does not create any contractual or other right to receive future grants of purchase rights or benefits in lieu of ESPP, even if you have participated in the ESPP repeatedly in the past. All decisions with respect to future enrollment in the ESPP, if any, will be at the sole discretion of the Company.
In addition, your participation in the Plan is voluntary, and the ESPP and the Stock subject to the ESPP are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Corporate Affiliate and are outside the scope of your employment contract, if any. The ESPP and the Stock subject to the ESPP are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination.
Other Requirements. The Company retains sole discretion to determine if and when it is appropriate to undertake any regulatory registration or filing or other administrative steps in order to achieve such compliance. The Company is under no obligation to undertake any such filing or other steps that would not otherwise be required except in relation to the Plan and grants thereunder and will not assume any liability due to the failure to complete such filing or other steps. The Company reserves the right to impose other requirements on your participation in the Plan or on the Stock, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the applicable laws of the country in which you are residing or working at the time of the ESPP offer, the purchase, holding or sale of Stock under the ESPP, or otherwise during your participation in the Plan (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may restrict or prevent participation in the ESPP or subject you to additional terms and conditions or procedural or regulatory requirements that you are or will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to items listed below in this Exhibit. You also understand and agree that if you work, reside, move to, or otherwise are or become subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimer and/or terms and conditions may apply to you as from the date of grant, unless otherwise determined by the Company in its sole discretion.

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ADDITIONAL PROVISIONS AND DISCLOSURES APPLICABLE TO SPECIFIC COUNTRIES

Canada
Securities Law Notice. The Stock subject to purchase rights under the Plan are being offered pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. You acknowledge that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the purchase rights and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to applicable securities laws, you are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded.

Foreign Ownership Reporting. If you are a Canadian resident, your ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to strict annual tax reporting obligations. Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details. It is your responsibility to comply with all applicable tax reporting requirements.

Participant domiciled in the Canadian Province of Quebec, or who work at a Company site located in the Canadian Province of Quebec, agree that the Plan be drafted in English. Je conviens que le présent accord de quittance soit rédigé en anglais.  Such Participant further acknowledge that French translations of the Plan are available upon request.

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